Exhibit 10.1

401 River Oaks Parkway

San Jose, CA 95134

Nov. 16, 2004

Mr. Ephraim Kwok

Dear Ephraim:

We are pleased to offer you a position with WJ Communications Inc. (the Company) as Senior Vice President and Chief Financial Officer (CFO). Your starting salary will be $200,000, annualized and you will report directly to myself. Your responsibilities will include the financial management, financial processes (including SOX 404) and financial reports of the Company, interaction with the Audit Committee and board of directors on financial matters, supervision of the WJ Finance and Human Resources groups, coordination of work activities with our outside legal firm, Shumaker, Loop, Kendrick, LLP and various other activities and responsibilities that the CEO and Board of Directors may assign to you from time to time. You will also be a member of the Company’s Senior Management Staff and you will directly participate in the weekly, senior management business staff meetings and decision making processes.  Also you will participate in and have annual performance and salary review and your yearly salary may be increased as a result of such reviews but not decreased.

As an additional component of your compensation program, you will be eligible to receive a bonus, calculated and paid quarterly. When earned this bonus is to be paid as soon as practicable after each fiscal quarter, but not later than one hundred twenty (120) days after the end of each such fiscal quarter. In order to determine the amount of such bonus, the Company shall determine appropriate business and financial targets and certain individual objectives for you for each fiscal quarter, and your bonus for each such fiscal quarter shall be based upon the extent to which the Company and you attain such business and financial targets and objectives. Your maximum total annual bonus shall be 50% of your Annual Base Salary. The determination of appropriate business targets with respect to each fiscal quarter shall take place not later than thirty (30) days following the receipt by the Board of Directors of the Company from the Company’s senior management of the Company’s operating budget with respect to such fiscal period.

You will receive an initial WJ Stock Option grant upon your employment of 600,000 options. The vesting will be 25% annually over four years with no vesting occurring until the end of the first year of employment. In the future, you will also be eligible for possible additional option grants based upon the company’s and your individual performance as approved by the WJ board of directors. Also you will be eligible to participate in the WJ Restricted Stock Incentive Program, which rewards exceptional performance with grants of WJ restricted stock.

In addition to your base salary, you will be eligible to participate in our employee benefits program, which includes a 401(k) plan with company matching contributions of up to 3%.  Also, the company’s benefits program includes medical, dental, life and ADD insurance coverage, and Paid Time Off, earned at the rate of 10 days your first year and 15 days per year after one year of service. As part of the senior management team, you will also be eligible for the Executive Medical Reimbursement Program, which supplements the standard health plan available to WJ Communications Employees and provides for payment of up to $5000 per year for yourself and your family.

The Company requests that you complete the enclosed “Employee Agreement” as a condition of employment. In part, this Agreement requests that a departing employee refrain from using or disclosing the Company’s Confidential Information (as defined in the Agreement) in any manner that might be detrimental to or conflict with the business interests of the Company or its employees.  This Agreement does not prevent a former employee from using his or her general knowledge and experience — no matter when or how gained — in any new field or position.

For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three business days of your date of hire, or our employment relationship will be terminated.

Please understand that this offer is contingent upon successful passage of a pre-employment drug screening test and background check, which are required by WJ Policy, copies of which are available through our Human Resources Department.

We hope that you and the Company will find mutual satisfaction with your employment.  All of us at WJ Communications are very excited about your joining our team and look forward to a beneficial and fruitful relationship.  Nevertheless, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right.  Nothing in this letter is intended to modify this “at will” employment relationship.

It is our understanding that you will be able to start at WJ no later than Jan. 2, 2005 and this employment offer is contingent on that happening. It may however be advantageous if you could come into the Company for several hours on 1-2 days in mid-late December, 2004 and I would like to discuss this possibility further with you.

This letter and the “Employee Agreement” contain the entire agreement with respect to your employment and supersede any prior or contemporaneous representations or agreements.  The terms of this offer may only be changed by written agreement by the President/CEO.

We look forward to a positive response to our offer, Ephraim. Please indicate your acceptance by signing and returning a copy (via fax: 408-577-6622) of this letter and a completed “Employment Agreement” to me no later than November 22, 2004.

Very truly yours,

/s/ Michael R. Farese
Michael R. Farese, PhD
President and CEO

AGREED AND ACCEPTED:

/s/ Ephraim Kwok
Ephraim Kwok

November 17, 2004
Date